Exhibit 99.3

FOURTH QUARTER AND FISCAL 2022

INVESTOR QUESTIONS & ANSWERS

September 28, 2022

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

Fiscal Fourth Quarter 2022 Highlights

•	Net sales for the fourth quarter were $3.82 billion, an increase of 6.4% as compared to the fourth quarter of fiscal 2021.
•	Consolidated gross profit margin for the fourth quarter was 17.5%, a 90 basis point improvement over the comparable prior-year period.
•	Earnings per share for the fourth quarter were $5.15 per diluted share, an increase of 25.0% as compared to $4.12 per diluted share in the same period of the prior fiscal year.
•	During the fourth quarter, the Board of Directors approved an additional authorization for share repurchases of approximately $450 million, raising the total authorization granted by the Board during fiscal 2022 to approximately $700 million.

Fiscal Year 2022 Highlights

•	Net sales for fiscal year 2022 were $16.31 billion, an increase of 32.4% as compared to fiscal year 2021.
•	Earnings per share for fiscal year 2022 were $20.59 per diluted share, an increase of 73.8% as compared to $11.85 per diluted share in the prior fiscal year.
•	During the first quarter of fiscal 2022, THOR acquired Airxcel, a significant supplier to the North American RV industry.
•	During fiscal year 2022, the Company made principal payments of $332.9 million on its Term Loan.
•	During fiscal year 2022, the Company repurchased $165.1 million of common stock.

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions

•	Market demand conditions in North America.

The RV industry’s calendar 2022 retail selling season has been impacted by the current macroeconomic conditions faced by consumers, and while North American industry retail towable demand is anticipated to be lower than the historically high levels of recent quarters, we anticipate that consumer demand will remain strong for the foreseeable future as interest in the RV lifestyle continues to grow. Motorized retail demand continues to outpace the industry’s ability to produce, mainly due to the current limitations on chassis supply. We believe the dealer restocking cycle for towables has been completed while the restocking cycle for motorized products likely extends well into calendar year 2023.

The Recreational Vehicle Industry Association (“RVIA”) recently issued its updated wholesale unit shipments forecast for calendar years 2022 and 2023. The RVIA forecast now estimates total North American wholesale shipments in calendar year 2022 to be approximately 498,800 units, with towable RV shipments anticipated to be 445,100 units, while motorized shipments are projected to reach 53,700 units. This forecast is down from the record unit shipments in calendar year 2021 of 600,240, but very strong from a historical shipment perspective. For calendar year 2023, the RVIA projects that towable and motorized wholesale unit shipments will reach a combined total of 419,000 units against a softening economic backdrop.

•	Market demand conditions in Europe.

Similar to North America, there remains a high level of interest for the RV lifestyle in Europe despite the persistent chassis supply constraints that currently limit our ability to align production with market demand for motorized product. According to the European Caravan Foundation (“ECF”), total retail registrations in Europe for the first half of calendar year 2022 decreased 15.5% compared to same time period in 2021 as Motorcaravan retail registrations in Europe for the first half of calendar 2022 decreased by 17.8%. Caravan retail registrations in Europe for the first half of calendar 2022 decreased 10.0% compared to same time period in 2021. Independent RV dealer inventory levels of our European RV products are generally below pre-pandemic levels in the various countries in which we serve. Within Germany, which accounts for approximately 60% of our European product sales, independent dealer inventories are significantly below historical stocking levels.

•	Order backlogs.

Consolidated backlog was $8.76 billion as of July 31, 2022. North American RV backlog was $6.01 billion as of July 31, 2022, a decrease of 54.8% compared to $13.30 billion as of July 31, 2021. European RV backlog was $2.75 billion as of July 31, 2022, a decrease of 22.6% compared to $3.56 billion as of July 31, 2021.

•	Supply chain in North America and Europe.

Over the course of fiscal 2022, we saw positive signs in the moderation of supply chain issues, particularly for North America towable products. As a result, we have been able to produce towable units and restock dealer inventories to historically normal levels. On the motorized side (approximately 10% of our unit volumes in North America and typically >75% of our unit volumes in Europe), chassis supply continues to be a major constraint due to the ongoing chip shortage along with other factors. Based on communications from our chassis suppliers, we anticipate the supply constraints of chassis to continue through fiscal 2023.

•	Macroeconomic factors.

The extent of the impact of current macroeconomic factors on our business - including inflation, rising interest rates, and geopolitical events - remains uncertain and unpredictable. In calendar 2022, we have seen a softening of retail demand from the record calendar 2021 levels as consumer sentiment has been adversely impacted by these factors. While near-term demand will continue to be influenced by these factors, we remain optimistic about the long-term future growth of the RV industry and continue to believe that future retail demand will exceed historical, pre-pandemic levels.

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•	Positive long-term RV industry outlook in both North America and Europe.

Our confident long-term outlook is supported by favorable demographics, strong RV retail sales, adequate current availability of RV dealer and consumer credit and favorable perception of RVing as promoting a safe and healthy lifestyle. Numerous studies conducted by THOR, RVIA and others show that people of all generations love the freedom of the outdoors and that RVers are extremely satisfied with their RV experience. The recent growth in industry-wide RV sales has also resulted in exposing a much wider range of consumers to the lifestyle. We believe many of those who have been recently exposed to the industry for the first time will become future owners, and that those who became first-time owners since the pandemic will become long-term RVers - resulting in future trade-in sales opportunities. In addition, we view the significant investments by independent dealers, campground owners, states and the federal government into camping and RV facilities to be positive long-term factors, which should only further enhance the experience of current RVers and encourage new buyers to enter the lifestyle.

Q&A

OPERATIONS UPDATE

1.	The RVIA recently lowered its wholesale unit shipment forecast for calendar year 2022 with a most-likely year-end total of 498,800 units in addition to projecting calendar year 2023 shipments to range between 409,000 to 429,000 units. Do you agree with the RVIA’s forecast?

a.	We believe the recent RVIA most-likely estimate of approximately 498,800 unit wholesale shipments in calendar 2022 is reasonable. On the whole, we believe the RVIA’s calendar year 2022 and 2023 forecast reflects the industry’s desire to avoid overproducing similar to 2018. As the industry leader, THOR is committed to doing its part to the benefit of our dealers, our retail customers, our shareholders, our employees and the overall RV industry.

2.	During the quarter, North American independent dealer inventory levels of THOR products decreased from 135,500 units at April 30, 2022 to 127,000 units at July 31, 2022. Can you comment on current dealer inventory levels?

a.	Current North American RV independent dealer inventory levels remain at healthy, appropriate levels even in the face of a recent softening in order activity. Additionally, the product in the channel remains relatively fresh coming off of historically low inventory levels in the fall of calendar 2021.

Within our North American Towables segment, with our proactive assistance, our independent dealers successfully rebuilt their inventory of our products for most towable products to normalized levels through the third quarter of fiscal 2022. As a consequence of our disciplined production, dealer inventory of THOR towable products decreased during our fourth fiscal quarter and have decreased even further ahead of Dealer Open House, positioning THOR well. We are, and will remain, keenly focused on dealer inventory levels and will continue to monitor our channel to minimize the risk of overbuilding.

Within our North American Motorized and European segments, independent dealer inventory continues to be well below optimal levels. We expect the replenishment timeline for motorized products to extend into calendar 2023 as a result of the ongoing supply constraints, specifically chassis, that continue to impact our production ability.

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3.	Can you comment on reports that North American RV manufacturers are "loaded with spec/open units”?

a.	THOR companies continue to manage the business in a disciplined and prudent manner to avoid overproduction. From time to time, our teams will build “open” units. This approach allows us to maximize labor efficiencies while also being sensitive to current dealer inventory levels. The narrative of “loaded” is not appropriate. Our current levels of “open” units are well below historical levels.

4.	Can you comment on THOR’s approach to North American retail market share?

a.	THOR is focused on a balanced approach between growth of overall profitability and retail market share. In the current post-pandemic operating environment, we rejected the strategy of simply chasing market share and remained true to a more prudent approach that enabled us to ramp up production in a controlled manner, drive improvements in quality and, more broadly, margins. As a consequence of the strategy, we’ve realized a decrease in our warranty expense as a percent of net sales in recent years and have achieved sustainable growth in our margins.

In the North American Towables segment, this strategy resulted in a slight towable RV market share drop in calendar year 2021, but we have recently seen our overall towable market share grow in calendar year 2022. According to June 2022 Statistical Surveys, Inc. (“SSI”) registration data, we experienced a 0.1% gain in overall towable market share in the first half of calendar 2022 compared to calendar year 2021. In the motorized segment, based on June 2022 SSI data, we experienced a 2.2% gain in overall motorized market share in the first half of calendar 2022. Furthermore, as of June 2022, THOR has industry leading market share positions across all North American product categories in which we participate.

Looking ahead, we expect it will be prudent to remain focused on sustainable growth of our margins and unit volumes. At the same time, we are optimistic that our portfolio of market-leading brands can outperform the market as dealers seek to focus on carrying a simplified, core product offering as we enter a period of near-term macroeconomic uncertainty. In this type of environment, we are hopeful that we can also grow our market share while protecting our profit margins.

5.	Can you comment on the outlook for THOR Industries’ European segment?

a.	Absent a material, negative macroeconomic development, we continue to hold strong optimism for our long-term performance in Europe. Given that our European segment is approximately 75% motorized, the severe motorized chassis supply shortage has significantly impeded our European segment’s top and bottom lines. Order backlog remains strong given the historically low dealer inventory levels and continued strong interest in the RV lifestyle. In Germany, our largest European market, a total of 64,700 motor caravans and caravans were registered calendar year-to-date through July 2022, according to statistics published by the Caravaning Industry Association e.V. While current year-to-date registrations are below calendar 2020 and 2021 levels, they still exceed pre-COVID levels.

As we look ahead to fiscal 2023, we continue to expect that chassis availability will limit our European production volumes. However, we do expect gradual improvement over the course of fiscal 2023 with increasing availability of chassis in the second half of fiscal 2023. With a European segment backlog value of approximately $2.8 billion as of July 31, 2022 and independent dealer inventory levels at historically low levels, we expect the restocking timeline to extend into calendar 2023. As the chassis supply challenges dissipate over the course of the next fiscal year, our European operations are well positioned to perform well even in the face of macroeconomic headwinds.

As a reminder, the month of August is when most Europeans take their annual vacation, and consistent with prior years, our European segment’s first quarter will be negatively impacted by the resulting reduced fixed cost absorption from seasonally lower first quarter production and net sales levels. As a result, and consistent with prior fiscal first quarters and our expectations for the first quarter of fiscal 2023, we expect to realize a net loss before income taxes in our European segment.

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6.	How are you preparing for a potential restriction or shortage of natural gas supply to your European operations?

a.	We have been proactive in implementing measures to ensure we have alternative energy sources available to mitigate the risk of any restriction or shortage of natural gas supply. Our teams are prepared to convert to these alternative energy sources in addition to procuring storage tanks and renting mobile heating systems.

The consequences of any further supply restriction is hard to predict throughout the European supply chain, but the majority, if not all suppliers, are working on utilizing alternative energy sources similar to our European teams. Given our aggressive response to this pending challenge, we currently do not anticipate a natural gas supply shortage to materially impair our operations.

MARKET UPDATE

1.	There is currently a lot of macroeconomic uncertainty facing the consumer today, with several factors increasing the total cost of ownership for the RV lifestyle. Are you concerned about current affordability and total cost of ownership (TCOO) for the RV lifestyle?

a.	We are mindful of the macroeconomic factors that are impacting consumers in the current environment. As we have indicated, there has been a recent softening of retail demand from record calendar 2021 levels, particularly in North America, as the consumer adapts to inflationary pressures, rising interest rates, higher gas prices and geopolitical concerns. However, dealer feedback suggests that interest in the RV lifestyle remains strong based on dealer foot traffic, digital lead generation levels and sales conversions at dealerships over the last sixty days. Additionally, buying activity was robust across our North American brands at this year’s Hershey, Pennsylvania show which was held in September 2022.

In the near-term, we continue to expect demand to be muted by various factors currently impacting end consumers, but believe it to be temporary as RV utilization and intent to purchase remains high while the easing of inflation and pricing should offer some relief in fiscal 2023. Additionally, the RV lifestyle continues to offer its consumers an attractive proposition - affordability, a vacation in a controlled environment, freedom, and outdoor fun - compared to other forms of leisure travel.

2.	Can you comment on the decrease of THOR’s RV backlog?

a.	Our consolidated RV backlog as of July 31, 2022 of $8.76 billion decreased 48.0% compared to the RV backlog as of the fourth fiscal quarter of 2021 and has declined 36.9% from the April 30, 2022 RV backlog value of $13.88 billion. We remain committed to managing our backlog as we continue to have regular dialogue with our dealers to make sure the backlog is aligned with both our dealers’ inventory needs and retail demand. Overall, backlog levels remain somewhat elevated compared to pre-pandemic levels as demand for RV products and enthusiasm for the RV lifestyle remains strong in addition to the need to further replenish dealer inventory levels of motorized product.

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FINANCIAL OPERATING RESULTS

1.	THOR achieved strong consolidated gross profit margin of 17.2% in fiscal 2022, which was 180 basis points higher on a year-over-year basis. What drove the strong fiscal 2022 margin performance? Is this gross margin sustainable for fiscal 2023 and beyond?

a.	THOR’s consolidated gross profit margin improved 180 basis points to 17.2% in fiscal 2022, compared to gross profit margin of 15.4% in fiscal 2021. This year-over-year improvement was primarily driven by increased net sales, a reduction in sales discounts, product mix, increases in selling prices to offset material costs and operational improvements. Our strong fiscal 2022 gross profit margin demonstrates our ability to successfully deliver record wholesale unit shipments to meet strong market demand and restock independent dealer inventory with a focus on quality while proactively managing supply chain and labor constraints throughout the year.

Looking ahead to fiscal 2023, we will be normalizing production to pace retail demand through the reduction of daily production rates and the shortening of production schedules in our North American Towables segment. In addition, across each of our segments, we expect to see a continuation of some cost pressures and ongoing supply chain constraints. In the face of these expected challenges, reduced volumes and a return of some promotional activity as product availability normalizes, we do expect to see near-term compression of our fiscal year 2022 consolidated gross margin percentage. Despite these near-term pressures, we expect to maintain gross margins that exceed previous down-cycle years as well as the 14.0% gross margin downside scenario presented at our June Investor Day. We remain keenly focused on ensuring near-term production discipline while driving long-term operational improvements throughout our operating companies.

2.	Can you comment on your capital allocation priorities in fiscal 2023?

a.	Despite the constantly changing business environment, our capital allocation strategy remains consistent. We will continue to focus on reinvesting in our businesses, paying and increasing our dividend as we have annually for 12 consecutive years, reducing our debt obligations and repurchasing THOR stock on an opportunistic basis while making selective tuck-in acquisitions or strategic investments in innovation that we expect to enhance long-term shareholder value. Currently, we have no planned major acquisitions over the next three fiscal years.

Capital expenditures. Our current estimate of committed and internally approved capital spend for fiscal 2023 is $275 million, primarily for maintenance capital projects throughout our facilities in addition to certain building projects and initiatives focused on enhancing our automation, quality and operational excellence efforts.

Debt repayments. During fiscal 2022, we continued to reduce our debt obligations by making principal payments of $332.9 million on our Term Loan. Looking ahead to fiscal 2023, we will continue to reduce our indebtedness as part of our long-term goal of maintaining a net leverage ratio of < 1.0x across the business cycle.

Share repurchases. We continue to believe our shares are trading at a material discount to intrinsic value. During fiscal 2022, the Company purchased 1,944,243 shares of its common stock, at various times in the open market, at a weighted-average price of $84.92 and held them as treasury shares at an aggregate purchase price of $165.1 million. As of July 31, 2022, the remaining amount of the Company's common stock that may be repurchased under this program is $533.2 million. We continue to believe that share repurchases present an excellent investment opportunity to create value for our shareholders, making the repurchase program a compelling use of capital in fiscal 2023.

Consistent with our historical approach, we expect to be disciplined, flexible and balanced in how we deploy capital to generate the greatest return for our shareholders.

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Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended July 31, 2022	Three Months Ended July 31, 2021	% Change
North American Towables
Travel Trailers	$1,114,477	$1,061,918	4.9%
Fifth Wheels	681,409	668,683	1.9%
Total North American Towables	$1,795,886	$1,730,601	3.8%

# OF UNITS:	Three Months Ended July 31, 2022	Three Months Ended July 31, 2021	% Change
North American Towables
Travel Trailers	34,899	43,743	(20.2)%
Fifth Wheels	9,504	11,966	(20.6)%
Total North American Towables	44,403	55,709	(20.3)%

ORDER BACKLOG	As of July 31, 2022	As of July 31, 2021	% Change
North American Towables	$2,571,009	$9,284,229	(72.3)%

TOWABLE RV MARKET SHARE SUMMARY (1)	Calendar Year to Date June 30,
	2022	2021
U.S. Market	41.0%	40.3%
Canadian Market	40.3%	45.4%
Combined North American Market	40.9%	40.8%

(1) Source: Statistical Surveys, Inc. CYTD June 30, 2022 and 2021.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended July 31, 2022	Three Months Ended July 31, 2021	% Change
North American Motorized
Class A	$465,228	$348,752	33.4%
Class C	351,455	354,500	(0.9)%
Class B	208,085	119,896	73.6%
Total North American Motorized	$1,024,768	$823,148	24.5%

# OF UNITS:	Three Months Ended July 31, 2022	Three Months Ended July 31, 2021	% Change
North American Motorized
Class A	2,337	1,990	17.4%
Class C	2,992	3,900	(23.3)%
Class B	1,813	1,202	50.8%
Total North American Motorized	7,142	7,092	0.7%

ORDER BACKLOG	As of July 31, 2022	As of July 31, 2021	% Change
North American Motorized	$3,436,629	$4,014,738	(14.4)%

MOTORIZED RV MARKET SHARE SUMMARY (1)	Calendar Year to Date June 30,
	2022	2021
U.S. Market	48.4%	47.3%
Canadian Market	60.7%	46.2%
Combined North American Market	49.4%	47.2%

(1) Source: Statistical Surveys, Inc. CYTD June 30, 2022 and 2021.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES: (1)	Three Months Ended July 31, 2022	Three Months Ended July 31, 2021	% Change
European
Motorcaravan	$400,187	$552,724	(27.6)%
Campervan	229,532	250,255	(8.3)%
Caravan	99,297	81,785	21.4%
Other	77,708	85,124	(8.7)%
Total European	$806,724	$969,888	(16.8)%

# OF UNITS:	Three Months Ended July 31, 2022	Three Months Ended July 31, 2021	% Change
European
Motorcaravan	6,258	9,313	(32.8)%
Campervan	6,020	6,667	(9.7)%
Caravan	4,725	3,800	24.3%
Total European	17,003	19,780	(14.0)%

ORDER BACKLOG	As of July 31, 2022	As of July 31, 2021	% Change
European	$2,753,602	$3,559,097	(22.6)%

EUROPEAN RV MARKET SHARE SUMMARY (2)	Calendar Year to Date June 30,
	2022	2021
Motorcaravan and Campervan (3)	21.8%	24.3%
Caravan	18.0%	17.5%

(1) The overall net sales decrease of $163.2 million includes a decrease of $120.6 million, or 12.4% of the 16.8% decrease, due to the impact of the reduction in the foreign exchange rates since the prior year period.

(2) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), Calendar year to date June 30, 2022 and 2021. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(3) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

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Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus, or its variants, by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2022.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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